EXHIBIT 99.1

Manatron Announces Fiscal 2006 Third Quarter
Financial Results

•	Manatron secures a five-year, $1.3 million GRM CAMA contract from Horry County (Myrtle Beach), South Carolina
•	Manatron wins a five-year, $3.0 million GRM Tax contract from Washoe County (Reno), Nevada
•	Manatron completes the strategic acquisition of ASIX, Inc. on February 1, 2006; gaining access to the California market and expertise in several others

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - March 16, 2006-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including the recently introduced Government Revenue Management® (GRM®) software, today announced its financial results for the third quarter and first nine months of fiscal 2006, which ended January 31, 2006. The results exclude the impact from the recently announced acquisition of ASIX, Inc., on February 1, 2006.

The Company reported net revenues of $8.0 million for the three months ended January 31, 2006 and a net loss of $1.3 million or $0.31 per diluted share compared to $10.4 million of net revenues and a net profit of $512,000 or $0.12 per diluted share for the third quarter in the prior fiscal year. For the nine months ended January 31, 2006, net revenues were $26.4 million and the net loss was $2.7 million or $0.64 per diluted share versus net revenues of $28.4 million and net income of $1.6 million or $0.37 per diluted share for the same nine-month period in the prior fiscal year. For comparison purposes, the prior fiscal year net income included a $1.4 million gain or $0.31 per diluted share impact related to the sale of the Company's Judicial Product line.

"We are clearly disappointed with our performance during the third quarter," commented Paul R. Sylvester, President and Chief Executive Officer. "Although we are confident in our overall long term GRM strategy, sales cycles continued to be elongated and existing projects have experienced further delays, both of which have significantly impacted our profitability. In addition, the City of Baltimore has extended its deadline to "go live" from February 2006 until later this year giving them adequate time to assemble their resources, add more functionality to the software and go through the appropriate training. This project has been transforming from a Commercial-Off-The-Shelf (COTS) implementation into a custom build situation and we are currently in negotiations with Unisys (the prime contractor) to address how we will be compensated for future work required by the City of Baltimore beyond the scope of the contract. We are also currently

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evaluating our cost structure given that our sales and revenues for the first three quarters have been well below our expectations and it does not appear that this trend will reverse in the near term. We will be prepared to take appropriate action based on the outcome of this analysis."

Mr. Sylvester continued, "On the positive side, we did take Payette County live on our GRM Tax and CAMA software in the third quarter and made good progress on our other Idaho GRM implementations in Bonneville, Canyon and Kootenai counties. We are also working on GRM implementations in Kenai, Alaska; the Arizona Department of Revenue; Williamson County, Tennessee and the City of Virginia Beach, Virginia. We finalized the MCCC GRM Tax contract in the third quarter and recently signed two significant additional GRM contracts. Currently, 28 counties in Minnesota have committed to GRM Tax, which should generate over $5 million of software, services and support revenue over the next couple of years. In addition, we just received our first major GRM CAMA contract in the state of South Carolina from Horry County (Myrtle Beach). This contract totals $1.3 million, which includes five years of support. We also just received our first GRM Tax contract in Nevada from Washoe County (Reno), the second largest county in that state. This contract totals $3.0 million over five years marking a solid entry into this state.

Input, a market research firm, recently predicted that state and local governments would increase their spending on IT outsourcing from $10 billion in fiscal 2005 to $18 billion by fiscal 2010. This, coupled with a growing pipeline of new prospects and our recent wins, reinforces our ongoing confidence in the overall market."

"We took further steps to solidify our product offering and expand our geographic reach with the acquisition of ASIX, Inc. This acquisition is the most important one in the Company's 35 year history and provides us with an immediate presence in California, which is our largest addressable market in the country. ASIX has an extensive amount of subject matter expertise and key reference accounts, which we are already beginning to leverage to increase our collective competitive position in California and several other markets. In addition, our teams are working closely together on the Minnesota and Washoe implementations to take advantage of ASIX's prior experience in both of those markets. We anticipate that this collaboration will result in significant cost savings and greatly improve the delivery of these projects." Mr. Sylvester concluded.

Financial Results
The decreases in revenues for the third quarter and nine-month period were primarily due to reductions in software license and appraisal services revenues, which were partially offset by increases in professional services, and recurring software support and maintenance revenues. Software license revenues decreased by 75.2% to $563,000 for the third quarter and by 35.8% to $2.5 million for the nine months ended January 31, 2006 versus the prior year comparable periods. The prior year three and nine-month periods included significant software license revenues from the Arizona and Duval projects totaling $1.4 million, as well as a number of other software license revenues from projects in Alabama, Alaska, Georgia, Indiana, Maryland, Ohio and Virginia. Current year license fees have been negatively impacted by lower than expected sales and the lack of significant software license revenues in the Company's backlog as of the beginning of the fiscal year that the Company could recognize during fiscal 2006.

Appraisal services revenues decreased by 27.9% to $1.5 million for the third quarter and by 16.4% to $5.2 million for the nine months ended January 31, 2006 versus the prior year comparable periods. These decreases were anticipated as the Company has been at the low point of its appraisal services cycle. The Company's backlog for appraisal services was $5.4 million at January 31, 2006 versus $8.7 million at January 31, 2005.

Manatron Announces Fiscal 2006 Third Quarter Financial Results; Page 3

Professional services revenues recognized in the third quarter were comparable at $1.3 million for both years; however, they did increase by 7.0% to $5.0 million for the nine months ended January 31, 2006 over the prior year. The increase was due to additional services provided to Baltimore in the first quarter.

Recurring software support and maintenance revenues increased by 9.5% to $3.6 million for the third quarter and by 6.6% to $10.4 million for the nine months ended January 31, 2006 versus the prior year comparable periods. These increases are the result of software implementations to new clients, as well as the acquisitions of VisiCraft and Plexis. The Company anticipates that this revenue stream will continue to increase as it completes the software implementations for its additional new clients in Alaska, Arizona, Idaho, Maryland, Minnesota, Nevada, South Carolina, Tennessee and Virginia. In addition, the acquisition of ASIX will positively impact these revenues by over $2 million annually. Total recurring revenue from hardware maintenance, software support and maintenance, e-government subscription, and printing and processing is $17.1 million on an annualized basis, excluding ASIX. In addition, the Company's backlog for software and related services was $16.1 million compared to $16.3 million at January 31, 2005.

Cost of revenues increased by 2.9% to $5.9 million for the third quarter and by 12.3% to $18.4 million for the nine months ended January 31, 2006 versus the comparable periods in the prior fiscal year. Gross margins were negatively impacted by the lower year over year sales revenue, specifically software licenses, as well as higher fixed costs. Selling, general and administrative expenses increased by 12.1% to $4.4 million for the third quarter and by 7.5% to $12.6 million for the nine months ended January 31, 2006 versus the prior year comparable periods. The increased costs and expenses are due to additional personnel hired in connection with the VisiCraft and Plexis acquisitions and the addition of development, implementation and project management staff required to execute the new software projects. Pay increases and higher travel costs associated with more employees and national sales and marketing efforts were also a factor. In addition, these costs include new amortization expenses associated with the intangible assets acquired in connection with the VisiCraft and Plexis acquisitions, as well as a higher level of software amortization expense. Total depreciation and amortization expense was $2.3 million for the nine months ended January 31, 2006 versus $1.8 million for the prior year.

"Gwinnett County, Georgia continues to be a valuable GRM reference site and serves as a validation for our value proposition to other clients who are looking to upgrade their systems," Mr. Sylvester continued. "We are still very confident that we have the right strategy and feel good about the progress we are making on many fronts. We believe sales velocity will increase as the market acceptance continues to improve, especially as more of our GRM implementations get successfully completed. We continued to commit significant capital to our research and development efforts having expensed $2.3 million and $6.5 million during the third quarter and first nine months of fiscal 2006, respectively. This represents increases of 21% and 16% over the respective prior year periods. We believe these capital investments, as well as the ongoing integration of ASIX and our other near-term strategies should enable us to return to profitability during our next fiscal year."

The Company finished the quarter with working capital of $9.8 million, $3.8 million in cash, and no bank debt. Shareholders' equity was $21.3 million compared to $23.6 million as of April 30, 2005.

Teleconference Information
Management will discuss the results in a conference call, scheduled for 4:15 p.m. Eastern Time, on Thursday, March 16, 2006. Anyone interested in participating should call 800-322-0079 if calling

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within the United States or 973-409-9258 if calling internationally. There will be a playback available until March 23, 2006. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pin number 7139066 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until April 16, 2006 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, North Carolina, Ohio, and Washington. Manatron currently serves approximately 1,300 customers in 30 states and two Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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Tables to Follow

Manatron Announces Fiscal 2006 Third Quarter Financial Results; Page 5

MANATRON, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2006	2005	2006	2005
NET REVENUES	$8,024,451	$10,355,681	$26,414,813	$28,355,485

COST OF REVENUES	5,858,868	5,696,437	18,398,909	16,386,869

Gross profit	2,165,583	4,659,244	8,015,904	11,968,616

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,368,023	3,897,534	12,638,649	11,756,792

Income (loss) from operations	(2,202,440)	761,710	(4,622,745)	211,824

GAIN ON SALE	--	--	--	2,237,157

OTHER INCOME, NET	54,213	63,180	207,078	189,076

Income (loss) before provision (credit) for income taxes	(2,148,227)	824,890	(4,415,667)	2,638,057

PROVISION (CREDIT) FOR INCOME TAXES	(816,000)	313,000	(1,677,440)	993,000

NET INCOME (LOSS)	$(1,332,227)	$511,890	$(2,738,227)	$1,645,057

BASIC EARNINGS (LOSS) PER SHARE	$(.31)	$.12	$(.64)	$.40

DILUTED EARNINGS (LOSS) PER SHARE	$(.31)	$.12	$(.64)	$.37

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	4,322,363	4,146,077	4,297,453	4,123,759

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	4,322,363	4,434,405	4,297,453	4,439,175

Manatron Announces Fiscal 2006 Third Quarter Financial Results; Page 6

MANATRON, INC.
CONDENSED BALANCE SHEETS

	January 31, 2006	April 30, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and equivalents	$3,813,453	$8,444,195
Accounts receivable, net	10,377,765	6,387,440
Federal income tax receivable	1,751,175	659,736
Revenues earned in excess of billings on long-term contracts	6,391,582	6,596,025
Unbilled retainages on long term contracts	1,170,125	1,349,371
Notes receivable	474,854	339,958
Inventories	174,846	198,995
Deferred tax assets	901,000	901,000
Other current assets	451,103	706,000

Total current assets	25,505,903	25,582,720

NET PROPERTY AND EQUIPMENT	2,682,835	2,882,004

OTHER ASSETS:
Notes receivable, less current portion	243,502	280,227
Computer software development costs, net of accumulated amortization	2,692,092	2,760,762
Goodwill	5,441,693	4,886,676
Intangible assets, net of accumulated amortization	1,405,477	1,243,903
Other, net	289,256	164,908
Total other assets	10,072,020	9,336,476
Total assets	$38,260,758	$37,801,200

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$801,880	$781,110
Current portion of notes payable	500,000	300,000
Billings in excess of revenues earned on long-term contracts	2,806,009	2,445,813
Billings for future services	8,853,492	6,020,275
Accrued liabilities	2,722,488	3,267,771
Total current liabilities	15,683,869	12,814,969

DEFERRED INCOME TAXES	538,000	538,000
LONG-TERM PORTION OF NOTE PAYABLE	728,523	807,686
SHAREHOLDERS' EQUITY:
Common stock	14,505,663	14,321,184
Retained earnings	8,082,750	10,820,977
Deferred stock compensation	(1,278,047)	(1,501,616)
Total shareholders' equity	21,310,366	23,640,545
Total liabilities and shareholders' equity	$38,260,758	$37,801,200